Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Willbros Group, Inc.:

We have issued our reports dated March 14, 2011 (except for Note 14 and Note 18 - Business Disposals and Results of Discontinued Operations as to which the date is September 6, 2013), with respect to the consolidated financial statements and schedule included in the Current Report of Willbros Group, Inc. on Form 8-K dated September 9, 2013. We hereby consent to the incorporation by reference of said reports in the registration statements (Nos. 333-18421-01, 333-53748-01, 333-74290-01, 333-135543-01, 333-139353-01, 333-151795-01, 333-151796-01, 333-167940, 333-182431 and 333-182432) on Form S-8 and (Nos. 333-173446 and 333-174406) on Form S-3 of Willbros Group, Inc.

/s/ GRANT THORNTON LLP

Houston, Texas

September 9, 2013